SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement        ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Pursuant to §240.14a-12

I-many, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FOR IMMEDIATE RELEASE

Filed by I-many, Inc.

Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934.

Subject Company: I-many, Inc.

Commission File No.: 000-30883

Contact:	J. Casey Faiman	Kevin Harris
	I-many, Inc.	I-many, Inc.
	(207) 228-2443	(732) 452-1515
	cfaiman@imany.com	kharris@imany.com

CALIFORNIA FAIRNESS HEARING SCHEDULED IN CONNECTION WITH SALE OF HEALTH

AND LIFE SCIENCES ASSETS TO NEOFORMA, INC.

EDISON, N.J. —September 30, 2003—I-many, Inc. (NASDAQ: IMNY) announced today that a public hearing has been scheduled by the California Corporations Commissioner in connection with the proposed acquisition by Neocars Corporation, a wholly-owned subsidiary of Neoforma, Inc., of certain assets related to I-many’s health and life sciences business. The hearing will be held on October 16, 2003 at 10:00 a.m. in the office of the California Department of Corporations at 1390 Market Street, Suite 810, San Francisco, California. The hearing will be conducted by W. Anthony Colbert, Senior Corporations Counsel, on behalf of the California Corporations Commissioner.

The hearing is being held in connection with Neoforma’s application for a permit from the Commissioner that would cause the shares of Neoforma stock issuable to I-many in connection with the acquisition of its health and life sciences assets to be exempt from registration under the Securities Act of 1933.

Any interested persons may be present at the hearing, may (but need not) be represented by legal counsel, and will be given an opportunity to be heard. Any interested person will be entitled to the issuance of subpoenas to compel the attendance of witnesses and the production of books, documents and other items by applying for such subpoenas to the Department of Corporations, 1390 Market Street, 8th Floor, Suite 810, San Francisco, California 94102. Interested persons may appear at the hearing in favor of or in opposition to the granting of the permit. Whether interested persons plan to attend or not, they are invited to make their views known by sending correspondence for receipt no later than two business days prior to the date of the hearing to W. Anthony Colbert, Senior Corporations Counsel, at the department of Corporations, 1390 Market Street, 8th Floor, Suite 810, San Francisco, California 94102.

A copy of the asset purchase agreement among I-many, Neocars Corporation and Neoforma is attached as an exhibit to the filing by I-many of its Current Report on Form 8-K, filed on July 22, 2003. A copy of the first amendment to the asset purchase agreement is attached as an exhibit to the filing by I-many of its Current Report on Form 8-K, filed on September 5, 2003. These filings are available on the web site maintained by the SEC at www.sec.gov.

Important Additional Information Will Be Filed with the Securities and Exchange Commission

I-many plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about I-many, Neoforma, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by I-many through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from I-many by contacting J. Casey Faiman at (207) 228-2443.

I-many, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the asset purchase agreement. Information regarding directors and executive officers is contained in I-many’s Form 10-K for the year ended December 31, 2002 and its proxy statement dated April 30, 2003, which are filed with the SEC. As of April 21, 2003, I-many’s directors and executive officers beneficially owned approximately 1.7 million shares, or 4%, of I-many’s common stock. A more complete description will be available in the Proxy Statement.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding the proposed transaction between I-many and Neoforma, the expected timetable for completing the transaction, future financial and operating results, benefits of the transaction, future opportunities for I-many and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the transaction may not close due to the failure of I-many’s stockholders to approve the transaction or either party’s failure to satisfy other closing conditions; I-many may not be able to successfully develop its enterprise contract management solutions; and the other factors described in I-many’s Annual Report on Form 10-K for the year ended December 31, 2002 and its most recent quarterly report filed with the SEC. I-many disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About I-many

I-many (NASDAQ: IMNY) is the leading provider of enterprise contract management solutions. The company’s solutions automate contracting processes, ensure contract compliance and track contract performance resulting in higher contract revenues and reduced operating costs. More than 250 health and life science, consumer goods, foodservice and manufacturing companies use I-many solutions. For more information, visit the company at http://www.imany.com.

I-many is a trademark of I-many, Inc. Neoforma is a trademark of Neoforma, Inc. All other trademarks are the property of their respective owners.